As filed with the Securities and Exchange Commission on April 7, 2011

Registration No. [333-              ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HCC INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

76-0336636

(I.R.S. Employer Identification No.)

13403 Northwest Freeway
Houston, Texas 77040

(Address of Principal Executive Offices)

HCC INSURANCE HOLDINGS, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Randy D. Rinicella

Senior Vice President, General Counsel and Secretary

13403 Northwest Freeway
Houston, Texas 77040

(Name and address of agent for service)

(713) 690-7300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors Obligations (2)	$10,000,000		100%	$10,000,000	$1,161.00
Common Stock, par value $1.00 per share		(3)	—	—	None

(1)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

(2)          The HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of its HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(3)          Pursuant to Rule 457(i), such indeterminate number of shares of Common Stock as may be issuable upon payment of the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors Obligations, including such additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by HCC Insurance Holdings, Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to obligations of the Company to pay deferred compensation in the future (the “Obligations”) and HCC Insurance Holdings, Inc. Common Stock, par value $1.00 per share, issuable in satisfaction of the Obligations in accordance with the terms of the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information*

Item 2.           Registrant Information and Employee Plan Annual Information*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to the instructions to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference

The following documents, which have heretofore been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)                                  The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, containing audited financial statements for the Company’s fiscal year ended December 31, 2010, as filed with the Commission on February 28, 2011; and

(b)                                 All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010, including the Company’s Current Reports on Form 8-K filed with the Commission on March 8, 2011 and March 15, 2011.

(c)                                  The description of the Company’s Common Stock set forth in the Company’s Prospectus Supplement, filed with the Commission on November 22, 2005, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 001-13790.

Item 4.           Description of Securities

The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

Under the Plan, the Company provides non-employee directors with the opportunity to elect to defer all or a portion of their cash and stock remuneration payable with respect to services performed for the Company, in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market performance of specified measurement funds selected by the Plan participant or, in the case of stock deferrals, based upon the performance of the Company’s Common Stock.  The Obligations are unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, along with any amounts deemed credited or debited on the deferrals, and the rights of the participants in the Plan shall be no greater than those of unsecured general creditors of the Company.  The Plan may be amended, modified or terminated, except that no amendment, modification or termination shall have any retroactive effect to decrease the value of a participant’s vested account balance unless the participant consents to such amendment or modification.

Item 5.           Interests of Named Experts and Counsel

Not applicable.

Item 6.           Indemnification of Directors and Officers

The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.  The Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law, except for liability:

•                  for any breach of the director’s duty of loyalty to the Company or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

•                  under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases and redemptions); or

•                  for transactions from which the director derived improper personal benefit.

The Company’s Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, in accordance with provisions corresponding to DGCL Section 145. The determination of whether a person is entitled to indemnification is to be made, unless ordered by a court: (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not parties to the proceeding; (ii) if such quorum cannot be obtained, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the stockholders of the Company. Further, the Company’s Bylaws provide that any person, other than an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was an employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and who desires indemnification shall make written application for such indemnification to the Board of Directors for its determination that indemnification is appropriate, and if so, to what extent.

The Company is authorized to and does carry directors’ and officers’ insurance providing indemnification for its directors, officers and certain employees for some liabilities.

The foregoing discussion is qualified in its entirety by reference to the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws.

The limitation of liability and indemnification provisions in the Company’s Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

Item 7.           Exemption from Registration Claimed

Not applicable.

Item 8.           Exhibits

Exhibit No.	Description

4.2	Restated Certificate of Incorporation of HCC Insurance Holdings, Inc. (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on August 17, 1998).

4.3	Amended and Restated Bylaws of HCC Insurance Holdings, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 30, 2008).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1

HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors (incorporated by reference from Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed on February 28, 2011).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24	Power of Attorney (contained on signature page hereto).

Item 9.           Undertakings

1.                                       The Company hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions and arrangements that exist whereby the Company may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 6th day of April, 2011.

HCC INSURANCE HOLDINGS, INC.
(Registrant)

By:	/s/ John N. Molbeck, Jr.
John N. Molbeck, Jr.
President and Chief Executive Officer
(Principal executive officer)

We, the undersigned officers and directors of HCC Insurance Holdings, Inc., do hereby constitute and appoint John H. Molbeck, Jr. and Randy D. Rinicella, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ John N. Molbeck, Jr.	President and Chief Executive Officer (Principal Executive Officer) Director	March 11, 2011
John N. Molbeck, Jr.

/s/ Brad T. Irick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 5, 2011
Brad T. Irick

/s/ Pamela J. Penny	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 5, 2011
Pamela J. Penny

/s/ Judy C. Bozeman	Director	March 11, 2011
Judy C. Bozeman

/s/ Frank J. Bramati	Director	March 11, 2011
Frank J. Bramanti

/s/ Walter M. Duer	Director	March 11, 2011
Walter M. Duer

/s/ James C. Flagg	Director	March 11, 2011
James C. Flagg

/s/ Thomas M. Hamilton	Director	March 11, 2011
Thomas M. Hamilton

/s/ Leslie S. Heisz	Director	March 11, 2011
Leslie S. Heisz

/s/ Deborah H. Midanek	Director	March 11, 2011
Deborah H. Midanek

/s/ James E. Osterreicher	Director	March 11, 2011
James E. Oesterreicher

/s/ Robert A. Rosholt	Director	March 11, 2011
Robert A. Rosholt

/s/ Christopher J.B. Williams	Director	March 11, 2011
Christopher J.B. Williams

EXHIBIT INDEX

Exhibit No.	Description

4.2	Restated Certificate of Incorporation of HCC Insurance Holdings, Inc. (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on August 17, 1998).

4.3	Amended and Restated Bylaws of HCC Insurance Holdings, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 30, 2008).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1

HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors (incorporated by reference from Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed on February 28, 2011).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24	Power of Attorney (contained on signature page hereto).